AVIS BUDGET GROUP REPORTS RECORD THIRD QUARTER 2013 RESULTS

•	Revenue increased 10% to $2.4 billion.

•	Pricing in North America increased 1% year-over-year in constant currency.

•	European operations deliver strong summer results.

•	Adjusted EBITDA was $383 million, excluding certain items, an increase of 2%.

•	Diluted earnings per share were $1.48, excluding certain items, on GAAP net income of $118 million.

•	Company refines its full-year earnings outlook.

PARSIPPANY, N.J., October 30, 2013 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its third quarter ended September 30, 2013. For the quarter, the Company reported record revenue of $2.4 billion, a 10% increase compared with the prior-year third quarter. Excluding certain items, Adjusted EBITDA increased 2% to $383 million, the highest quarterly total in the Company’s history. The Company reported net income of $171 million, excluding certain items, and GAAP net income of $118 million.

“Our third quarter results reflect a combination of volume growth and solid pricing in North America, along with the strongest results in recent history in EMEA” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “In addition, vehicle residual values in North America remained stable throughout the third quarter, and we continued to make good progress in growing and delivering synergies in our Zipcar business.”

Executive Summary
Total Company revenue increased 10% in third quarter 2013 compared to third quarter 2012 primarily due to a 6% increase in rental days and the acquisition of Zipcar. Third quarter Adjusted EBITDA increased 2% to $383 million, excluding certain items, primarily due to significantly increased earnings in Europe partially offset by higher fleet costs in North America.

Zipcar, acquired by the Company in March 2013, contributed approximately $82 million to revenues and $8 million to Adjusted EBITDA in the third quarter. As anticipated, per-unit fleet costs increased 15% year-over-year in North America due to a difficult comparison to third quarter 2012.

Business Segment Discussion
The following discussion of third quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

North America
(Consisting of the Company’s U.S. car rental operations, Canadian vehicle rental operations and Zipcar business)

	2013	2012	% change
Revenue	$1,513	$1,358	11%
Adjusted EBITDA	$223	$232	(4%)

Revenue increased 11% primarily due to the acquisition of Zipcar, a 4% increase in volume and a 1% constant-currency increase in pricing, excluding acquisitions. Adjusted EBITDA declined 4% primarily due to a 15% ($43 million) increase in per-unit fleet costs partially offset by higher revenue and lower vehicle interest expense. Excluding the acquisitions of Zipcar and Payless, revenue increased 4% and Adjusted EBITDA declined 7%. Adjusted EBITDA includes $2 million of restructuring costs in third quarter 2013.

International
(Consisting of the Company’s international vehicle rental operations)

	2013	2012	% change
Revenue	$773	$703	10%
Adjusted EBITDA	$144	$129	12%

Revenue increased 10% primarily due to an 8% increase in rental days and a 2% increase in total revenue per rental day (which excludes licensee revenues and was comprised of a 12% increase in ancillary revenue per day, and a 1% decline in reported pricing). Adjusted EBITDA increased 12% primarily due to the growth in revenue. Excluding the effects of restructuring costs, Adjusted EBITDA increased 10%, to $150 million.

Truck Rental
(Consisting of the Company’s U.S. truck rental operations)

	2013	2012	% change
Revenue	$109	$109	0%
Adjusted EBITDA	$13	$14	(7%)

Truck Rental revenue was unchanged due to a 9% increase in pricing offset by an 8% decline in volume, as our truck rental fleet declined 15%. Adjusted EBITDA declined 7%, but increased 36%, from $14 million in 2012 to $19 million in 2013, excluding restructuring costs related to our previously announced initiative to reposition this business.

Other Items

•	Share Repurchases - The Company repurchased 860,000 shares of its common stock at a cost of $25 million in the third quarter, under the $200 million share repurchase program authorized in August.

•
Investment in Brazil - The Company acquired a 50% ownership stake in its existing Brazilian licensee for approximately $50 million. The investment will enable the Company to significantly increase the presence of its Avis and Budget brands in the fast-growing Brazilian car rental market and will allow it to capture a larger share of Brazil’s international-inbound and -outbound vehicle rental volume. In conjunction with the investment, Avis Budget Group recorded an impairment charge of $33 million in the third quarter.

•
Acquisition of Payless Car Rental - The Company completed its previously announced acquisition of Payless Car Rental, the sixth largest car rental company in North America, in July. Payless contributed $23 million to revenue in North America and $1 million to Adjusted EBITDA, excluding certain items.

Outlook
The Company today refined its estimates of its full-year 2013 results.

The Company expects:

•	Full-year 2013 revenue to be approximately $7.90 billion to $7.95 billion, a 7% to 8% increase compared to 2012.

•	Adjusted EBITDA to be approximately $760 million to $780 million, excluding certain items.

•
Per-unit fleet costs in its North America segment are expected to increase approximately 25%, to roughly $300 per month in 2013, as previously forecast. Total Company fleet costs are expected to be $285 to $295 per unit per month in 2013, an increase of approximately 15% to 20% compared to 2012.

•	Interest expense related to corporate debt to be approximately $230 million, a decline of $30 million compared to 2012.

•
2013 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisitions of Avis Europe and Zipcar) will be approximately $130 million to $135 million.

•	Pretax income will be approximately $395 million to $420 million, excluding certain items.

•	Its effective tax rate in 2013 will be approximately 38%, excluding certain items, and expects that its diluted share count will be approximately 116 to 117 million.

Based on these expectations, the Company estimates that its 2013 diluted earnings per share, excluding certain items, will be approximately $2.10 to $2.25.

Investor Conference Call
Avis Budget Group will host a conference call to discuss third quarter results on October 31, 2013, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on October 31 until 8:00 p.m. (ET) on November 14 at (203) 369-1660, access code: “Avis Budget.”

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network, with more than 850,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies and cost-saving initiatives are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Zipcar, Payless and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including any change in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, and our ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2012 and quarterly report on form 10-Q for the quarter ended June 30, 2013, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 to this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items under each measure, are net income, pretax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile forecasted net income, pretax income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, to forecasted net income, pretax income, and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Income Statement and Other Certain Items
Net revenues	$2,395	$2,170	10%	$6,087	$5,659	8%
Adjusted EBITDA (non-GAAP)	369	370	0%	615	736	(16%)
Income before income taxes	230	260	(12%)	135	363	(63%)
Net income	118	280	(58%)	44	336	(87%)
Earnings per share - Diluted	1.02	2.38	(57%)	0.39	2.77	(86%)

Excluding Certain Items (non-GAAP) (A)
Net revenues	$2,395	$2,170	10%	$6,087	$5,659	8%
Adjusted EBITDA	383	377	2%	654	762	(14%)
Income before income taxes	293	284	3%	392	474	(17%)
Net income	171	171	0%	238	298	(20%)
Earnings per share - Diluted	1.48	1.46	1%	2.05	2.46	(17%)

	As of
	September 30, 2013	December 31, 2012
Balance Sheet Items
Cash and cash equivalents	$589	$606
Vehicles, net	10,805	9,274
Debt under vehicle programs	8,636	6,806
Corporate debt	3,384	2,905
Stockholders’ equity	804	757

		Three Months Ended September 30,			Nine Months Ended September 30,
	Segment Results	2013	2012	% Change	2013	2012	% Change
	Net Revenues
	North America	$1,513	$1,358	11%	$3,905	$3,580	9%
	International	773	703	10%	1,895	1,791	6%
	Truck Rental	109	109	0%	287	287	0%
	Corporate and Other	—	—	*	—	1	*
	Total Company	$2,395	$2,170	10%	$6,087	$5,659	8%

	Adjusted EBITDA (B)
	North America	$223	$232	(4%)	$427	$509	(16%)
	International	144	129	12%	211	210	0%
	Truck Rental	13	14	(7%)	12	32	(63%)
	Corporate and Other	(11)	(5)	*	(35)	(15)	*
	Total Company	$369	$370	0%	$615	$736	(16%)

	Reconciliation of Adjusted EBITDA to Pretax Income
	Total Company Adjusted EBITDA	$369	$370		$615	$736
Less:	Non-vehicle related depreciation and amortization	39	30		109	92
	Interest expense related to corporate debt, net:
	Interest expense	57	67		170	208
	Early extinguishment of debt	—	2		131	52
	Transaction-related costs	10	11		37	21
	Impairment	33	—		33	—
	Income before income taxes	$230	$260	(12%)	$135	$363	(63%)

_______
*	Not meaningful.
(A)
During the three and nine months ended September 30, 2013, we recorded certain items of $63 million and $257 million ($53 million and $194 million, net of tax), respectively. For the three months ended September 30, 2013, these items consisted of $10 million ($7 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition of Payless, $14 million ($9 million, net of tax) in restructuring expenses, $6 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee. For the nine months ended September 30, 2013, these items consisted of $131 million ($96 million, net of tax) for costs related to the early extinguishment of corporate debt, $37 million ($29 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition and integration of Zipcar and Payless, $39 million ($25 million, net of tax) in restructuring expenses, $17 million ($11 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

During the three and nine months ended September 30, 2012, we recorded certain items of $24 million and $111 million ($19 million and $90 million, net of tax), respectively, and a $128 million non-cash income tax benefit for pre-Separation taxes. During the three months ended September 30, 2012, these items consisted of $11 million ($10 million, net of tax) of transaction-related costs related to the integration of Avis Europe, $7 million ($5 million, net of tax) in restructuring expenses, $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition and $2 million ($1 million, net of tax) for the early extinguishment of corporate debt. During the nine months ended September 30, 2012, certain items consisted of $52 million ($45 million, net of tax) for the early extinguishment of corporate debt, $26 million ($18 million, net of tax) in restructuring expenses, $21 million ($18 million, net of tax) in transaction-related costs related to the integration of Avis Europe and $12 million ($9 million, net of tax) for amortization expense related to the intangible assets recognized in the Avis Europe acquisition.

(B)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $12 million and $10 million in third quarter 2013 and 2012, respectively, and $33 million and $31 million in the nine months ended September 30, 2013 and 2012, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Vehicle rental	$1,734	$1,582	$4,388	$4,084
Other	661	588	1,699	1,575
Net revenues	2,395	2,170	6,087	5,659

Expenses
Operating	1,142	1,036	3,080	2,882
Vehicle depreciation and lease charges, net	524	436	1,387	1,088
Selling, general and administrative	274	244	771	696
Vehicle interest, net	72	77	195	231
Non-vehicle related depreciation and amortization	39	30	109	92
Interest expense related to corporate debt, net:
Interest expense	57	67	170	208
Early extinguishment of debt	—	2	131	52
Transaction-related costs	10	11	37	21
Restructuring expense	14	7	39	26
Impairment (A)	33	—	33	—
Total expenses	2,165	1,910	5,952	5,296

Income before income taxes	230	260	135	363
Provision for (benefit from) income taxes	112	(20)	91	27
Net income	$118	$280	$44	$336

Earnings per share
Basic	$1.09	$2.62	$0.41	$3.16
Diluted	$1.02	$2.38	$0.39	$2.77

Weighted average shares outstanding
Basic	108.3	106.8	108.1	106.5
Diluted	116.2	118.0	116.9	122.7
_______
(A) We recorded a charge of $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

Table 3

Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
CAR RENTAL (A)

North America Segment (B)

Rental Days (000’s)	25,511	24,198	5%	68,250	66,208	3%
Time and Mileage Revenue per Day (C)	$42.07	$42.15	0%	$40.91	$40.29	2%
Average Rental Fleet	380,964	359,647	6%	350,837	337,782	4%

International Segment

Rental Days (000’s)	11,950	11,070	8%	28,762	27,222	6%
Time and Mileage Revenue per Day (D)	$42.11	$42.74	(1%)	$42.47	$43.51	(2%)
Average Rental Fleet	173,955	165,941	5%	147,581	141,589	4%

Total Car Rental (B)

Rental Days (000’s)	37,461	35,268	6%	97,012	93,430	4%
Time and Mileage Revenue per Day	$42.08	$42.34	(1%)	$41.38	$41.23	0%
Average Rental Fleet	554,919	525,588	6%	498,418	479,371	4%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,040	1,133	(8%)	2,899	3,111	(7%)
Time and Mileage Revenue per Day	$85.32	$78.16	9%	$79.93	$74.42	7%
Average Rental Fleet	23,611	27,816	(15%)	25,127	26,623	(6%)

_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Amounts exclude Zipcar.
(B)	Excluding the July 12, 2013 acquisition of Payless, the results for North America and Total Car Rental would have been as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
North America Segment (excluding Payless)
Rental Days (000’s)	25,056	24,198	4%	67,794	66,208	2%
Time and Mileage Revenue per Day *	$42.31	$42.15	0%	$40.99	$40.29	2%
Average Rental Fleet	373,652	359,647	4%	348,400	337,782	3%

Total Car Rental (excluding Payless)
Rental Days (000’s)	37,005	35,268	5%	96,556	93,430	3%
Time and Mileage Revenue per Day	$42.24	$42.34	0%	$41.43	$41.23	0%
Average Rental Fleet	547,608	525,588	4%	495,981	479,371	3%

* Excluding currency exchange effects, time and mileage revenue per day increased 1 and 2 percentage points in the three and nine months ended September 30, 2013, respectively.

(C)	Excluding currency exchange effects, time and mileage revenue per day was unchanged and increased 2 percentage points in the three and nine months ended September 30, 2013, respectively.
(D)
Excluding currency exchange effects, time and mileage revenue per day decreased 3 percentage points in the three and nine months ended September 30, 2013. Reported time and mileage revenue per day for the three and nine months ended September 30, 2013 has been negatively impacted by the Company's implementation of unbundled pricing strategies in the United Kingdom, Switzerland and Austria, which has favorably impacted total revenues per rental day.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2013
Operating Activities
Net cash provided by operating activities	$1,743

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(573)
Net cash used in investing activities of vehicle programs	(2,645)
Net cash used in investing activities	(3,218)

Financing Activities
Net cash provided in financing activities exclusive of vehicle programs	305
Net cash provided by financing activities of vehicle programs	1,161
Net cash provided by financing activities	1,466

Effect of changes in exchange rates on cash and cash equivalents	(8)
Net change in cash and cash equivalents	(17)
Cash and cash equivalents, beginning of period	606
Cash and cash equivalents, end of period	$589

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Nine Months Ended September 30, 2013
Pretax income	$135
Add-back of non-vehicle related depreciation and amortization	109
Add-back of debt extinguishment costs	131
Add-back of transaction-related costs and impairment	70
Working capital and other	7
Capital expenditures	(94)
Tax payments, net of refunds	(30)
Vehicle programs and related (B)	(64)
Free Cash Flow	264

Acquisition and related payments, net of acquired cash (C)	(571)
Borrowings, net of debt repayments	349
Transaction-related payments	(44)
Repurchases of common stock	(21)
Financing costs, foreign exchange effects and other	6
Net change in cash and cash equivalents (per above)	$(17)

_______
(A) See Table 5 for a description of Free Cash Flow.
(B) Includes vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C) Includes the acquisitions of Zipcar and Payless Car Rental, our equity investment in our existing Brazilian licensee and the settlement of a litigation judgment related to our acquisition of the Budget vehicle rental business in 2002, and excludes $9 million of vehicle assets purchased in the acquisition of licensees included within vehicle programs and related.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2013
Free Cash Flow (per above)	$264
Investing activities of vehicle programs	2,645
Financing activities of vehicle programs	(1,161)
Capital expenditures	94
Proceeds received on asset sales	(13)
Change in restricted cash	(13)
Acquisition-related payments	(29)
Transaction-related payments	(44)
Net Cash Provided by Operating Activities (per above)	$1,743

Table 5

Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income before non-vehicle related depreciation and amortization, any impairment charge, early extinguishment of debt, purchase-accounting effects, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain Items
The accompanying press release and tables present Adjusted EBITDA, income before income taxes, net income and diluted earnings per share for the three months ended September 30, 2013, excluding certain items. For the three months ended September 30, 2013, these items consisted of $10 million ($7 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition of Payless, $14 million ($9 million, net of tax) in restructuring expenses, $6 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar, and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

For the nine months ended September 30, 2013, these items consisted of $131 million ($96 million, net of tax) for costs related to the early extinguishment of corporate debt, $37 million ($29 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition and integration of Zipcar and Payless, $39 million ($25 million, net of tax) in restructuring expenses, $17 million ($11 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar, and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2013.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA, excluding certain items to net income:

		Three Months Ended	Nine Months Ended
		September 30, 2013	September 30, 2013
	Adjusted EBITDA, excluding certain items	$383	$654

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	33	92
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	57	170
	Income before income taxes, excluding certain items	293	392

	Less certain items:
	Early extinguishment of debt	—	131
	Transaction-related costs	10	37
	Restructuring expense	14	39
	Acquisition-related amortization expense	6	17
	Impairment	33	33
	Income before income taxes	230	135
	Provision from income taxes	112	91
	Net income	$118	$44

Reconciliation of net income, excluding certain items to net income:

	Net income, excluding certain items	$171	$238
	Less certain items, net of tax:
	Early extinguishment of debt	—	96
	Transaction-related costs	7	29
	Restructuring expense	9	25
	Acquisition-related amortization expense	4	11
	Impairment	33	33
	Net income	$118	$44

	Earnings per share, excluding certain items (diluted)	$1.48	$2.05

	Earnings per share (diluted)	$1.02	$0.39

	Shares used to calculate earnings per share, excluding certain items (diluted)	116.2	116.9

The accompanying press release and tables present Adjusted EBITDA, income before income taxes, provision for income taxes, net income and diluted earnings per share for the three and nine months ended September 30, 2012, excluding certain items. For the three months ended September 30, 2012, certain items consisted of $11 million ($10 million, net of tax) of transaction-related costs related to the integration of the operations of Avis Europe, $7 million ($5 million, net of tax) in restructuring expenses, $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition, $2 million ($1 million, net of tax) of expense for the early extinguishment of corporate debt and a $128 million non-cash income tax benefit for pre-Separation taxes.

For the nine months ended September 30, 2012, certain items consisted of $52 million ($45 million, net of tax) of expense for the early extinguishment of corporate debt, $26 million ($18 million, net of tax) in restructuring expenses, $21 million ($18 million, net of tax) of transaction-related costs related to the integration of the operations of Avis Europe, $12 million ($9 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition and a $128 million non-cash income tax benefit for pre-Separation taxes.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2012.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA and income before income taxes, excluding certain items to net income:

		Three Months Ended	Nine Months Ended
		September 30, 2012	September 30, 2012
	Adjusted EBITDA, excluding certain items	$377	$762

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	26	80
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	67	208
	Income before income taxes, excluding certain items	284	474

	Less certain items:
	Early extinguishment of debt	2	52
	Restructuring expense	7	26
	Transaction-related costs	11	21
	Acquisition-related amortization expense	4	12
	Income before income taxes	260	363
	Provision for income taxes, excluding certain items	114	176
	Benefit from incomes taxes on certain items	(134)	(149)
	Provision for (benefit from) income taxes	(20)	27
	Net income	$280	$336

Reconciliation of net income, excluding certain items to net income:

	Net income, excluding certain items	171	298
	Less certain items, net of tax:
	Early extinguishment of debt	1	45
	Restructuring expense	5	18
	Transaction-related costs	10	18
	Acquisition-related amortization expense	3	9
	Non-cash income tax benefit for pre-Separation taxes	(128)	(128)
	Net income	$280	$336

	Earnings per share, excluding certain items (diluted)	$1.46	$2.46

	Earnings per share (diluted)	$2.38	$2.77

	Shares used to calculate earnings per share, excluding certain items (diluted)	118.0	122.7

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.